Exhibit 8.1

Ascend Telecom Holdings Limited

Email sraftopoulos@applebyglobal.com

Direct Dial +1 345 814 2748

Direct Fax

Tel +1 345 949 4900

Fax +1 345 949 4901

Your Ref

Appleby Ref SR/LR/432090.0001

20 August 2015

Dear Sirs

Cayman Office Appleby (Cayman) Ltd. Clifton House 75 Fort Street PO Box 190 Grand Cayman KY1-1104 Cayman Islands Tel +1 345 949 4900 applebyglobal.com

Ascend Telecom Holdings Limited (Company)

This opinion as to Cayman Islands law is addressed to you in connection with the offer and sale by the Company of its ordinary shares of par value US$1.00 each (Shares), as described in the prospectus contained in the Company’s registration statement on Form F-4 (Registration Statement) to be filed by the Company under The Securities Act of 1933 with the United States Securities and Exchange Commission.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth herein. Based on the foregoing, we confirm that the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no withholding or other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands apart from standard anti-money laundering legislation.

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

Appleby (Cayman) Ltd. (the Legal Practice) is a limited liability company incorporated in the Cayman Islands and approved and recognised under the Legal Practitioners (Incorporated Practice) Regulations 2006 (as amended). "Partner" is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.	Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Appleby (Cayman) Ltd.

Appleby (Cayman) Ltd.

Bermuda ¡ British Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

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